SCHEDULE 14A
SCHEDULE 14 INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Section
240.14a-11(c) or Section 240.14a-12

Name of Registrant as Specified in Its Charter:

Health Management Associates, Inc.

Name of Person(s) Filing Proxy Statement:

Sheet Metal Workers International Association Local 15

Payment of Filing Fee (check the appropriate box)

[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii),
14a-6(i)(1), or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ] Fee computed on table below per Exchange Act Rules
14a-6(i)(4) and 0-11.







NOTICE OF INTENDED PROXY CONTEST OVER SHAREHOLDER PROPOSALS

First released to shareholders 12/18/04

SMWIA Local 15
5619 No. 50th St.
Tampa FL 33610
Tel.: (813) 628-0021
Fax: (813) 628-0222

RE: ANNUAL MEETING OF SHAREHOLDERS OF HEALTH MANAGEMENT ASSOCIATES, INC. (NYSE:HMA)
     Est. Date:          February 2, 2005
     Est. Location:      Ft. Myers/Naples FL

STOCKHOLDER PROPOSALS WILL BE PRESENTED TO:
     (1) CAP STOCK OPTION GRANTS UNLESS SHAREHOLDERS SPECIFICALLY
     APPROVE MORE, AND
     (2) RECOMMEND A POLICY OF NOT CHARGING UNINSURED LOW-INCOME
     PATIENTS MORE THAN THE INSURED

To Fellow HMA shareholders:

     We will be putting two proposals up for a vote at the next shareholders meeting. If you think you might support one of them, then please hold off returning a proxy card to management (unless such card gives you the opportunity to vote on the proposals). Instead, wait until you receive our proxy card containing these proposals.

A. INFORMATION ABOUT OUR SHAREHOLDER PROPOSAL TO CAP STOCK OPTION
GRANTS ABSENT FURTHER SHAREHOLDER APPROVAL:

     As of the end of FY 2003, former CEO William Schouten held 9,200,000 unexercised but exercisable in-the-money stock options worth over one hundred million dollars! In our opinion this is an unwarranted sum. If he exercised such options his stake in the company would have increased by more than 90% (from 5.4% of the total outstanding stock to 9.2%, thereby surpassing the largest institutional shareholder, FMR). These figures come from the Company's proxy statement for FY 2003, available on line at www.sec.edgar.gov.

     In FY 2003 the new CEO Joseph Vumbacco was granted 100,000 stock options. At year end he held 1,390,000 unexercised but exercisable in-the-money options worth $10,905,925.

     In addition to these options, in FY 2003 Mr. Vumbacco was paid $650,000 in salary, $812,500 in bonus, another $54,203 in benefits including use of Company aircraft, and restricted stock worth
$812,500.

     In our opinion there should be a limit to how much money and dilution which shareholders should bear in order to motivate executives to do their jobs.

     While there is nothing which a shareholder vote can do about options granted in the past, we can say that in the future there needs to be some restraint. Our proposal would set a cap (absent a separate shareholder vote) on issuing new options when an executive already had more than 1.5 million unexercised options. If the Board of Directors wished one year to go over 1.5 million for an executive with outstanding performance, it would simply need to ask shareholders at the next meeting to approve that specific grant.

     The current Executive Incentive Compensation Plan (approved by shareholders in 1996) gave the Board broad discretion in awarding options. We believe that such discretion should be subject to reasonable limits.

       Even with a cap of 1.5 million shares, a company executive like Mr. Vumbacco could at current prices have tens of millions of dollars worth of options. Isn't that enough?

     At last report there were about 243 million shares outstanding of HMA stock, and all other executives had fewer unexercised stock options than Mr. Vumbacco.

TEXT OF OUR PROPOSAL ON OPTIONS:

     RESOLVED, that shareholders hereby amend the Company's bylaws and 1996 Executive Incentive Compensation Plan to add the following provisions:

     After November 1, 2004, additional stock options shall not be granted to any executive officer who already has outstanding unexercised stock options for more than 1,500,000 shares, unless shareholders vote at an annual meeting to specifically approve each such grant after being notified of the particular grant proposed for such executive. In the event of a stock split, this cap of 1,500,000 shall be automatically adjusted in accordance with such split. However, the above limit shall not be implemented if it violates any contract between the Company and an executive which was entered into before November 1, 2004.

     BE IT FURTHER RESOLVED, that if the law does not permit shareholders to bind the Company as proposed above without approval of the Board of Directors, then this proposal shall be construed as a request by shareholders that the Board voluntarily adopt the policies set forth above.

Under our proposal, the Board could issue options in excess of the cap after the amount to be issued an executive has been approved by shareholders at an annual meeting.

B. INFORMATION ABOUT OUR SHAREHOLDER PROPOSAL RECOMMENDING THE
COMPANY NOT CHARGE THE LOW-INCOME UNINSURED MORE THAN THE INSURED

     We believe HMA should have a policy of not charging impoverished uninsured patients more than it charges insured patients.

     The allegation that this is going on has already generated awful publicity for the Company related to the class action lawsuit filed alleging that the Company has engaged in this practice and that this practice violates the Florida law prohibiting "unfair methods of competition, unconscionable acts or practices, and unfair or deceptive acts of practices in the conduct of any trade or commerce."[FN]

FOOTNOTE: Florida's Deceptive and Unfair Trade Practices Act, Fla. Stat. Section501.204.






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See "HMA gouges uninsured, Miami lawsuit claims", Naples Daily News (Staff writer Denise Zoldan and wire reports, 8/5/04, available at www.naplesnews. com); "Proposed class action suit against hospital group filed in Miami", Associated Press Newswire (Rachel La Corte 8/5/04); "Hospital Chains Sued Over Billing: Alabama Lawyer Claims Companies Inflated Profit By Overcharging Uninsured", Wall Street Journal (Paul Davies 8/6/04); "A Victory for Uninsured Patients", Miami Herald (John Dorschner, 8/6/04). [FN]

FOOTNOTE:None of the publications or authors cited in this proxy statement are participants in this proxy solicitation. We have not requested nor obtained the consent of any of these sources for referring to these materials in our proxy statement.]

     We have no affiliation with the plaintiff in that case or his counsel, and make no representation as to the merits of their claims, which of course the Company disputes. [FN]

FOOTNOTE: A copy of this complaint has been posted on-line at www.hospitalprice gouging.org. Jose Quintana v. Health Management Associates, Inc., 11th Judicial Circuit Court of Florida Case No. 04-16944CA31. The Company filed an answer on 9/27/04. There has been no court ruling on the case. Mr. Quintana is represented by the Law Offices of Archie Lamb, a three-attorney firm which works in conjunction with many other firms on healthcare class actions. Mr. Lamb's website (www.archielamb.com) contains the following representations: that in 1999 he organized a consortium of law firms to pursue a lawsuit against the trade practices and alleged contract violations of eight of the nation's largest health insurance companies. He is the designated lead counsel in a massive HMO RICO (Racketeer Influenced Corrupt Organization Act) lawsuit. The case now includes over 60 healthcare companies and he is responsible for overseeing 26 law firms and over 170 lawyers in the prosecution of this case. As lead negotiator in the HMO cases he helped resolve two cases with benefits to the class estimated to exceed $2 billion dollars. His clients include the California Medical Association, Texas Medical Association, Medical Association of Georgia, Florida Medical Association, Louisiana State Medical Society, College of Physicians and Surgeons of Puerto Rico and a large class of individual physicians and physician groups as well as independent pharmacists. He has appeared on CNN and National Public Radio, as well as a number of regional and local television and radio programs.


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However, it is a well-known fact that many hospital operators negotiate rates with insurance companies which result in the insured being charged less for the same service than the uninsured:
"Virtually every hospital in the United States has contractual discounts negotiated with insurance companies, while uninsured patients are billed at gross charges which can run from three to six times as much as the discounted rates." John Dorschner, "A Victory for Uninsured Patients", Miami Herald (8/6/04).



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     We think the Company should minimize its future exposure to such litigation and adverse publicity by adopting a policy of refusing to charge low-income uninsured patients more than insured patients. The policy we suggest to accomplish this is already mandated by statute in Connecticut. [See Conn. Gen. Stats. Section19a-73; Public Act No. 04-46.]

     Given the amount of publicity and litigation across the country on this issue, similar or even more onerous statutes or policies forced by litigation may be adopted. For example, the Miami Herald article noted that North Mississippi Medical Center settled a similar suit by promising free care for those with income under 200% of poverty level, and those earning up to four times poverty level would gets discounts of 50 to 15 percent of the Medicare rate. Baptist Health South Florida says it offers free care to anyone earning less than three times the poverty level.

     We believe it is better for our company to try to get on the high ground on this issue on its own.

TEXT OF OUR PROPOSAL CONCERNING THE LOW-INCOME UNINSURED:

     RESOLVED, that stockholders recommend the HMA board of directors adopt the following policy:

     POLICY TO AVOID CHARGING LOW-INCOME UNINSURED PATIENTS MORE
     THAN INSURED PATIENTS

     (a) No HMA hospital that has provided health care services to a low-income uninsured patient may collect from such patient more than the cost of providing services.
     (b) No HMA hospital shall refer to a collection agent or initiate an action against a patient (or such patient's estate) to collect charges arising from care provided at an HMA hospital unless HMA has first made a determination that such individual is not a low-income uninsured patient.
     (c) As used in this policy:
     (1) "Cost of providing services" means a hospital's published charges at the time of billing of an uninsured patient, multiplied by the hospital's most recent relationship of costs to charges as taken from the hospital's most recently available audited financial statements.
(2) ""Poverty income guidelines" means the poverty income guidelines issued from time to time by the United States Department of Health and Human Services.(3) "Low-income uninsured patient" means any person whose income is at or below two hundred per cent of the poverty income guidelines who (A) has applied and been denied eligibility for any medical or health care coverage provided under the general assistance program or the Medicaid program due to failure to satisfy eligibility requirements, and (B) is not eligible for coverage for hospital services under the Medicare or CHAMPUS programs, or under any Medicaid or health insurance program of any other nation, state, territory or commonwealth, or under any other governmental or privately sponsored health or accident insurance or benefit program including, but not limited to, workers' compensation and awards, settlements or judgments arising from claims, suits or proceedings involving motor vehicle accidents or alleged negligence..

SHAREHOLDER AUTHORITY TO ADOPT THESE PROPOSALS:

     Our proposal to amend the bylaws and EICP to limit options is written to preserve any contract entered into before notice was given the Company of our intent to pursue this proposal (November
2004). While we believe (based on advice from counsel at Davis, Cowell & Bowe) that shareholders may have the power under Delaware law and the Company's governing instruments to amend the bylaws and EICP in the manner we propose, no assurances can be offered in this regard. The proposal provides that if shareholders do not have the power to bind the board on these matters, then such proposal should be deemed just a recommendation.
     To avoid legal objections, our proposal concerning the uninsured is a recommendation to the board of directors rather than a binding proposal. We believe based on opinion of these counsel that we shareholders have the legal right to present a recommendation to the board on this subject, but no assurances can be offered in this regard. [F/N]

FOOTNOTE: Counsel advises us that there is no explicit restriction in Delaware statutes on the subjects of shareholder proposals to management, and believes that courts would be reluctant to find such a restriction implicit in directors' statutory authority to direct a company because shareholders' rights to vote have been held to represent fundamental rights and a shareholders meeting would not be a very meaningful exercise if it did not allow for shareholders to present their views to management on a variety of topics. Counsel further believes that if courts were to imply a subject-matter restriction on shareholder proposals, such restriction would not extend to proposals involving issues of ethics or business reputation, and counsel believes such issues are involved in the question of what the Company should be charging impoverished patients.





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VOTING PROCEDURES:

     IF YOU THINK YOU MIGHT SUPPORT EITHER PROPOSAL, DO NOT RETURN A PROXY CARD TO MANAGEMENT UNLESS IT GIVES YOU THE RIGHT TO VOTE ON THE PROPOSAL. YOU SHOULD INSTEAD WAIT UNTIL YOU RECEIVE OUR PROXY CARD. We cannot release our proxy card until after management announces what else will be up for a vote this year including the names of the nominees for director so that you can direct us how to vote your stock on such matters. That means you probably will not receive our proxy card until after you receive management's card. In corporate elections, simply submitting a new proxy card with a later date on it revokes your prior card. A proxy vote may be revoked any time prior to the tally at the shareholders meeting by signing and submitting a new proxy card, by sending written notice of revocation to the proxy holder, or by appearing at the meeting and voting in person. If management provides you a card which does not list these proposals, then by returning it you may be giving management discretion to vote against these proposals.
     We intend to solicit at least a majority of the voting power of the outstanding stock. The record date for eligibility to vote will be announced by the Board in its proxy statement, but based on past dates, it will fall in mid-December. We do not have a candidate we intend to support against the incumbent board's nominees, nor will we seek any discretionary voting authority for the meeting (meaning that we will vote all proxy cards strictly as you direct, and if matters come up on which you have not given us instructions, we will not vote your shares on those matters. The board election and these proposals are the only matters we believe will come up for a vote at the meeting this year.) We incorporate by reference all other information concerning the board of directors and voting procedures contained in management's last proxy statement at pages 1-5. More current information will be contained in the proxy statement you will receive from the Company in the next few weeks.

EXECUTIVE COMPENSATION

     We incorporate by reference the disclosures made by the Company concerning executive compensation in its last proxy statement at pp. 11-17. That statement is available from www.sec.edgar.gov or by contacting us. More current information will be contained in the proxy statement you will receive from the Company in the next few weeks.

INFORMATION ON PARTICIPANTS IN THIS SOLICITATION:

     The participant in this solicitations are Sheet Metal Workers International Association Local 15 ("SMWIA") and its Secretary-Treasurer Michael Jeske and its representative Samuel McIntosh. SMWIA owns 120 shares of Company common stock. In addition to its concerns as a shareholder, SMWIA also is concerned that construction work at HMA facilities has been done by non-union contractors who are believed not to be providing health insurance to all their workers (in contrast to SMWIA-signatory contractors). Regardless of whether this other concern is resolved, SMWIA will present at the annual meeting all proxy cards it obtains. The business address of all participants is shown above. SMWIA has no arrangements, contracts or understanding with anyone concerning transactions in the Company's stock, future employment by the Company or its affiliates, or any future transactions to which Company or any of its affiliates may be a party. The costs of this solicitation are expected to be about $5000, for which reimbursement from the Company will not be sought. SMWIA intends to solicit proxies by mail, phone, e-mail, fax and in person using regular staff not receiving any additional compensation. SMWIA will reimburse banks, brokers, and other custodians, nominees or fiduciaries for reasonable expenses incurred in forwarding proxy material to beneficial owners.

RIGHTS TO MAKE SHAREHOLDER PROPOSALS:

If a shareholder has owned more than $2000 worth of stock for more than a year and meets the other criteria of SEC Rule 14a-8, then he or she has certain legal rights to have a proposal and supporting remarks appear in management's proxy statement and proxy card. The deadline for shareholders to submit such proposals for inclusion in management's proxy materials for the year 2006 will be in December 2005.

For more information, contact Samuel McIntosh at SMWIA at 813-628-0021.

SUPPORT OUR PROPOSALS TO GIVE SHAREHOLDERS
MORE CONTROL OVER STOCK OPTION GRANTS, AND
LESS RISK FROM CHARGING THE UNINSURED MORE THAN THE INSURED

Enclosed is a voluntary survey, not a proxy card. This survey cannot be used to vote on the proposals: that can only be done by filling out a proxy card or voting in person at the meeting.

PLEASE RETURN THE ENCLOSED SURVEY BY January 10, 2004.

<PAGE BREAK>

         SURVEY OF SHAREHOLDERS OF HEALTH MANAGEMENT ASSOCIATES

This is a voluntary survey, not a proxy card, and cannot be used to vote on the shareholder proposal. Your identity will be kept confidential unless you specifically authorize to the contrary. The information from your response will be used solely for communicating about matters for shareholder vote.

YOUR VIEW OF THE SHAREHOLDER PROPOSAL TO LIMIT OUTSTANDING OPTION
GRANTS TO 1.5 MILLION PER EXECUTIVE ABSENT SHAREHOLDER APPROVAL?:

____      Strongly support proposal
____      Likely to support proposal
____      Likely to oppose proposal because ______________________
____      Undecided

YOUR VIEW OF THE SHAREHOLDER PROPOSAL RECOMMENDING A POLICY OF NOT CHARGING UNINSURED LOW-INCOME PATIENTS MORE THAN INSURED PATIENTS?

____      Strongly support proposal
____      Likely to support proposal
____      Likely to oppose proposal because ______________________
____      Undecided

WANT MORE INFORMATION?

____ Please send me more information about the issues on which shareholders will be voting:

Mailing address:    _________________________________________

E-mail address:     _________________________________________

Telephone:          __________________________________________

Fax:                __________________________________________

___________________________________________            _______________
PRINT SHAREHOLDER NAME                                           #

SHARES

(optional)

Please return to SMWIA by January 10, 2004 in the enclosed envelope, or fax to 813-628-0222.